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[LETTERHEAD KPMG Peat Marwick LLP]

            1500 National City Center     Telephone 216 696 9100
            1900 East Ninth Street        Telefax   216 696 7792
            Cleveland, OH  44114-3495


The Board of Directors
Corrpro Companies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-38767) on Form S-8 of Corrpro Companies, Inc. of our report dated May 8, 1998, except for Note 13, as to which the date is May 19, 1998, relating to the consolidated balance sheets of Corrpro Companies, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the March 31, 1998 Annual Report on Form 10-K of Corrpro Companies, Inc.



KPMG Peat Marwick LLP

Cleveland, Ohio
June 3, 1998